EXHIBITS 16.1


United States Securities and Exchange Commission
450 5th Street NW
Washington, DC 20549


Dear Sir or Madam:

We have read Item 4.01 of Form 8-K dated June 1, 2005 of Cybrdi, Inc.,and are in agreement with the statements which state that we are theregistrant's new certifying accountant and the registrant has not usedour services prior to this appointment. The registrant did not consultwith Bagell, Josephs & Company regarding either the application ofaccounting principles to a specific transaction, either completed orproposed, or the type of audit opinion that might be rendered onregistrant's financial statements, or any matter that was subject of adisagreement.


If you have any questions or need additional information, pleasecontact us at 856-346-2828.

                                  Bagell, Josephs & Company
                                  --------------------------------------------
                                  Bagell, Josephs & Company
                                  Certified Public Accountants


Gibbsboro, New Jersey
June 1, 2005